Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530
investors@celgene.com	media@celgene.com

CELGENE SETTLES REVLIMID® PATENT LITIGATION

-	Natco to Acquire License to Sell Generic Lenalidomide in the U.S. Without Volume Limitation commencing in late January, 2026
-	License Will Also Provide Natco With a Volume-Limited Entry Beginning in March, 2022 with Anticipated Mid-Single-Digit Percentage Of Capsules Sold In the First 12 Months, Anticipated to Increase Gradually Each Year

SUMMIT, NJ – (December 22, 2015) – Celgene Corporation (NASDAQ: CELG) today announced the settlement of litigation with Natco Pharma Ltd. of India, Natco’s U.S. partner, Arrow International Limited, and Arrow’s parent company, Watson Laboratories, Inc. (a wholly-owned subsidiary of Allergan plc) relating to patents for REVLIMID® (lenalidomide).

As part of the settlement, the parties will file Consent Judgments with the United States District Court for the District of New Jersey that enjoin Natco from marketing generic lenalidomide before the expiration of the patents-in-suit, except as provided for in the settlement, as described below.

In settlement of all outstanding claims in the litigation, Celgene will permit entry of generic lenalidomide before the April 2027 expiration of Celgene’s last-to-expire patent listed in the Orange Book for REVLIMID®. Celgene has agreed to provide Natco with a license to Celgene’s patents required to manufacture and sell an unlimited quantity of generic lenalidomide in the United States beginning on January 31, 2026. In addition, Natco will receive a volume-limited license to sell generic lenalidomide in the United States commencing in March 2022. The volume limit is expected to be a mid-single-digit percentage of the total lenalidomide capsules dispensed in the United States during the first full year of entry. The volume limitation is expected to increase gradually each 12 months until March of 2025, and is not expected to exceed one-third of the total lenalidomide capsules dispensed in the U.S. in the final year of the volume-limited license under this agreement. Natco’s ability to market lenalidomide in the U.S. will be contingent on its obtaining approval of an Abbreviated New Drug Application.

“We believe strongly in our patent estate for REVLIMID®, and that this settlement appropriately recognizes the strength of our patents. This settlement provides clarity around the future of Revlimid®, and we will continue to focus on developing our many important pipeline assets, which provide great potential promise to patients with unmet medical needs,” said Bob Hugin, Chairman and CEO of Celgene Corporation. “We remain confident in the strength of our patents, and will continue to vigorously defend them.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib. Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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